4M Carbon Fiber Corp. Makes Strategic Addition to Board of Directors By Appointing Garo Artinian

KNOXVILLE, Tenn., July 24, 2018 -- 4M Carbon Fiber Corp. (4M) announced today that Garo Artinian, President and CEO of Artinian Holding, a global business advisory, has been appointed to the company's board of directors.

Prior to his appointment, Mr. Artinian served as the chairman and CEO of Draka Holding NV, a publicly traded company, from 2003 to 2006. There, he helped grow revenues to more than three billion euros by restructuring the company’s debt, reorganizing its operations into a leaner and more focused structure, and expanding sales in key international markets. He also completed a joint venture with Alcatel, creating the second largest communications wire and cable company in fiber and copper worldwide. Guided by Mr. Artinian's strategic vision, the venture successfully integrated several acquisitions. Together, these actions drove positive cash flows, improved collaboration between divisions and management, and in effect, turned the business around.

In 2006, Mr. Artinian retired from Draka and launched Artinian Holding, which specializes in supporting CEOs as they expand and integrate their businesses. Since then, he has served on the boards for Domaille Engineering, TPC Group, and Dura-Line, which was acquired by Mexichem in 2014. "Carbon fiber and composite materials are the future for many of the industries I have been involved with," said Mr. Artinian. "I believe that 4M's technology will revolutionize the manufacturing of carbon fiber, and I am proud to be part of the team."

Of the appointment, 4M's President Josh Kimmel noted, “Mr. Artinian’s years of experience in growing and running a multi-billion dollar global public company in a similar sector is a perfect strategic fit for 4M. I am excited for the opportunity to learn from Garo’s wealth of knowledge and out-of-the-box strategic thinking. We are confident that Garo’s addition will advance our near and long-term goals to accelerate 4M and establish the company as the leader in the rapidly growing carbon fiber market.”

Forward-Looking Statements Disclaimer

This press release contains statements that are "Forward-Looking" in nature (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). All statements regarding the Company's financial position, potential, business strategy, plans and objectives for future operations are Forward-Looking statements. Many of these statements contain words such as "goal," "aims," "may," "expect," "believe," "intend," "anticipate," "estimate," "continue," "would," "exceed," "should," "steady," "plan," "potential," "dramatic," and variations of such words and similar expressions identify Forward-Looking statements, but their absence does not mean that a statement is not a Forward-Looking statement. Because Forward-Looking statements involve future risks and uncertainties, there are many factors that could cause actual results to differ materially from those expressed or implied. The Company cannot predict the actual effect these factors will have on its results and many of the factors and their effects are beyond the Company's control. Any Forward-Looking Statement made by the Company speaks only as of the date on which it is made. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its Forward-Looking statements, whether as a result of new information, subsequent events or otherwise. Given these uncertainties, you should not rely too heavily on these Forward-Looking statements.

Agency Contact:
Chuck Morris, Principal
Morris Creative Group, LLC
865-637-9869
cjmorris@morriscreative.com

Company Contact:
Josh Kimmel, President
194283@email4pr.com
www.4MCarbonFiber.com